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                                                               Exhibit (a)(7)(i)

                        Press Release from Securitas AB
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                                                        August 20, 2000


Securitas Acquisition of Burns:

Waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired August 19, 2000



     The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired August 19, 2000 with regard to the pending cash tender offer by Securitas Acquisition Corporation to purchase all of the outstanding common stock of Burns International Services Corporation at a price of $21.50 per share. The expiration of this waiting period satisfies one of the conditions to closing the offer. The offer is currently scheduled to expire September 1, 2000.



Further information may be obtained from Hakan Winberg, Executive Vice President and Chief Financial Officer or Camilla Weiner, Manager Investor Relations, phone: +46 8 657 74 00.